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Employee Q&A 1 January 30, 2008 BEA CONFIDENTIAL PROPOSED TRANSACTION

Q1. What was announced on January 16th?
A. Oracle and BEA Systems announced that they have entered into a definitive agreement under which Oracle will acquire BEA through a merger. If and when the merger closes, all outstanding shares of BEA common stock will be converted into the right to receive $19.375 per share in cash.

Q2. When will the proposed transaction close?
A. As mentioned in the press release, the anticipated time for the deal to close is around mid 2008. During that time, BEA and Oracle will remain independent companies. It is important to remember that nothing will change immediately.

Q3. What are the major steps in the transaction process?
A. There are a number of key steps we need to take to bring the transaction to a close. The transaction is subject to approval by BEA stockholders, regulatory agencies, and other customary closing conditions. We have to make antitrust filings in both the United States and with several foreign government agencies. Until the closing of the proposed transaction, BEA will continue to operate as an independent company.

COMMUNICATIONS

Q4. Are there any restrictions on blogs or other communications?
A. BEA blogs must not discuss Oracle or the proposed merger in any way. If a third party posts a message related to this topic, please respond that the purpose of the blog is to discuss BEA products and technology trends, and that the blog cannot be used to discuss Oracle or the proposed merger. Similarly if a BEA employee blogs on non-BEA sponsored sites, the proposed merger with Oracle is off limits for discussion. All proposed communications to a broad internal or external audience requires the approval of the BEA integration team.

BENEFITS, STOCK, BONUSES

Q5. When can we get definitive answers on our benefits including insurance, ESPP, 401(k), stock options, restricted stock, restricted stock units, vacation, job status and everything else that will be affected by the proposed merger?
A. We have set up a BEA transition team to answer whatever questions we can answer right now. Questions should be directed to tct@bea.com . The most frequently asked questions will be posted on Employee2Employee on a regular basis. However, until the transaction is completed according to the steps outlined above, many of the questions being asked will not be able to be answered as they are dependent upon the outcome of the transaction and Oracle’s existing policies. As we approach the close of the merger, Oracle will provide information about their benefits and other employee services as appropriate.

Q6. Does the proposed merger trigger the benefits of the Employee Retention Plan (also sometimes referred to as the Change in Control Severance Plan)?
A .The Employee Retention Plan was announced in November. If the proposed merger closes, it would qualify as a Change in Control under the Employee Retention Plan. However, please note that this is only one of the two triggers for employees to receive the benefits under the plan. In addition to the merger closing, you must be subject to termination in a manner that qualifies for benefits as described in the plan. Please review the terms of the plan for more information. The plan document and associated FAQs are posted on the HR Portal.

Q7. Can employees exercise vested stock options?
A. Yes, the current proposed transaction doesn't change our policies. An employee subject to the closed window must continue to comply with BEA insider trading policies. Please review the BEA Insider Trading Policy.

Q8. Can you tell me what will happen to my BEA stock options?
A. Existing BEA stock options (both vested and unvested) will automatically be converted into options to purchase Oracle shares (vested and unvested, as applicable) at the time the merger is effective. The number of shares of Oracle Stock subject to the Oracle options will be determined by multiplying the number of shares previously subject to your BEA options by $19.375 per share, and dividing that sum by the average closing price of Oracle common stock over the 5 trading days immediately before, but not including, the effective date of the merger (the “Conversion Ratio”). The exercise price of options will similarly be adjusted by dividing the exercise price of your BEA options by the Conversion Ratio.

Your post-closing Oracle options will have the same vesting and termination provisions as existed prior to the merger, when they were BEA options.

Any equity incentive awards outstanding and held by individuals who are former employees of BEA at the time the merger closes will not receive the treatment described in the previous paragraphs but, instead, will be converted into the right to receive cash in the merger in an amount determined by (i) multiplying the number of shares of BEA common stock issuable under the award times the merger consideration paid for BEA common stock ($19.375 per share) and (ii) subtracting the aggregate exercise price of the award.

Q9. I have some Restricted Stock Unit grants or Restricted Stock grants. 1 How will they be treated?
A. RSU’s will generally be treated the same as stock options, but converted into Oracle RSU's, taking into account that RSU’s have no exercise price.

Q10. When will the stock option conversion occur?
A. Options to purchase BEA stock will convert into options to purchase Oracle stock when the merger closes. There will be a short period (15 business days) after the merger closes when you will not be able to exercise your options even though they are vested, in order for Oracle to file a Form S-8 registration statement with the SEC. If you exercise your options and sell the underlying shares after the completion of the merger and the filing of the S-8, you will be selling Oracle stock.

Q11. If I own BEA stock outright, either through the ESPP program, or stock I acquired on the open market, what happens to those shares?
A. Shortly after the merger your brokerage account will convert your BEA stock to cash using a value of $19.375 per share.

Q12. What will happen to the BEA Employee Stock Purchase Plan (ESPP)?
A. The current plan will remain in place until the last day of the payroll period ending prior to the close of the merger when BEA will conduct a purchase under the ESPP using the accumulated payroll deferrals through that date and deposit shares into employees’ accounts. The ESPP will be terminated immediately following the purchase described in the preceding sentence.

Q13. How do we find out about the benefits offered by Oracle?
A. Over the next few months, we will be working with an Oracle team (to be determined) to gain a better understanding of Oracle's benefits and their applicability to BEA employees post closing.

Q14. Will fiscal year 08 bonuses be paid?
A. Current plans for bonuses are not affected by the announced transaction and to the extent that the bonuses become payable, we will pay them in accordance with the terms of the existing plans.

1 Note that RSU’s are different from restricted stock grants that BEA executive officers have received. Only executive officer restricted stock will convert into Oracle restricted stock.

Q15. May employees front load their U.S. 401(k) plan to get the benefit of the $5,000 BEA match sooner rather than later?
A. Generally, yes. Employees can maximize their matching contributions before the close of the merger subject to the following limitations: Matching is limited to fifty percent (50%) of an employee’s designated payroll deduction per pay period, up to an annual limit of five thousand dollars ($5,000), subject to applicable plan limitations. Designated employee payroll contributions to the plan are limited to sixty percent (60%) of an employee’s pay per pay period. An employee is allowed to make changes to their contribution amounts no more than once a month. Should the plan be terminated prior to the end of a plan year, it will be subject to all applicable regulations surrounding plan terminations and contribution limits, some of which may require refunds of front loaded contributions and company matching contributions.

Q16. If at the time of close an employee has unvested 401(k) match, will it immediately vest or will it not vest at all?
A. Each employee’s 401(k) matching account will fully vest if the 401(k) plan is terminated in connection with the merger. At this time, BEA expects that under the terms of the merger agreement, the 401(k) plan will be terminated prior to closing (approximately 10 days prior, subject to BEA Board resolution). If hired by Oracle, employees will be eligible to participate in Oracle’s 401(k) plan subject to the terms and conditions of Oracle’s plan.

Cautionary Notice Regarding Forward-Looking Statements

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against BEA and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval; (4) the inability to obtain necessary regulatory approvals required to complete the merger; (5) the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger or of any combination of BEA and Oracle; (7) the timing of the initiation, progress or cancellation of significant contracts or arrangements, the mix and timing of services sold in a particular period; and (9) the possibility that BEA may be adversely affected by other economic, business, and/or competitive factors. BEA is under no duty to update any of the forward-looking statements after the date of this document to conform to actual results.

These and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and elsewhere in BEA’s Form 10-K for the year ended January 31, 2007 that was filed with the Securities and Exchange Commission on November 15, 2007. Many of the factors that will determine the outcome of the subject matter of this release are beyond BEA’s ability to control or predict.

Important Additional Information Regarding the Merger will be filed with the SEC.

In connection with the proposed merger, BEA will file a proxy statement with the Securities and Exchange Commission (the “SEC”). Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information about the merger and the parties to the merger. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by BEA at the SEC website at http://www.sec.gov. The proxy statement and other documents also may be obtained for free at BEA’s Internet website at www.bea.com/investors or by writing to BEA Systems, Inc., 2315 North First Street, San Jose, CA 95131, Attn: Investor Relations Department.

BEA and its directors, executive officers and other members of its management and employees, under SEC rules, may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of BEA’s participants in the solicitation, which may, in some cases, be different than those of BEA stockholders generally, is set forth in BEA’s Annual Report on Form 10-K for the year ended January 31, 2007 filed with the SEC on November 15, 2007 and on BEA's website at www.bea.com/investors, and will be set forth in the proxy statement relating to the merger when it becomes available.